EXHIBIT 10.4
SHARED SERVICES AGREEMENT
THIS SHARED SERVICES AGREEMENT (this “Services Agreement”), is entered into as of September 18, 2013 (the “Effective Date”), by and between N2 BIOMEDICAL LLC, a Delaware limited liability company (the “Buyer”), and SPIRE CORPORATION, a Massachusetts corporation (the “Seller”). The Buyer and the Seller are sometimes collectively referred to as the “Parties” and each individually as a “Party.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).
WHEREAS, the Buyer, the Seller and Spire Biomedical, Inc., a Massachusetts corporation, are parties to that certain Asset Purchase Agreement, dated as of September 18, 2013 (as amended and/or restated from time to time, the “Purchase Agreement”), providing for, among other things, the purchase by the Buyer of substantially all of the assets owned, used or held for use primarily in the operation or conduct of the Business;
WHEREAS, as contemplated by the Purchase Agreement, the Seller will provide, or cause to be provided, certain services to the Buyer as set forth on Exhibit A attached hereto; and
WHEREAS, the Parties anticipate that, during the term of this Services Agreement, the Buyer will require Seller Services (as defined below) in an amount of approximately Five Hundred Thousand Dollars ($500,000) per year, solely pursuant to the terms set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby covenant and agree as follows:
ARTICLE I
SELLER SERVICES

Section 1.1    Provision of Services.

(a) Subject to and in accordance with the terms and conditions set forth herein, from and after the Closing Date and until the termination or expiration of this Services Agreement, the Buyer hereby retains the Seller, and the Seller hereby commits, to provide to the Buyer, the services with respect to the Business specifically described on Exhibit A attached hereto, as the same may be amended from time to time in accordance with the terms hereof (collectively, the “Seller Services,” and any individual service, a “specific Seller Service”). The Seller Services may be provided by the Seller, its Affiliates or, with the written consent of the Buyer, other service providers.

(b)The Seller agrees that, if the Buyer requires any additional services after the Closing that are not contained in Exhibit A hereto but are necessary to allow the Buyer to conduct the Business after the Closing in substantially the same manner as it was conducted immediately prior to the Closing (any such service, an “Additional Service”), the Parties shall work together in good faith to provide for such Additional Services on terms and conditions to be mutually agreed upon by the Parties in writing. Any Additional Services agreed to by the Parties in accordance with this

Section 1.1(b) shall be deemed to constitute Seller Services and shall be governed by this Services Agreement.

(c)The Seller Services set forth on Exhibit B as of the Closing Date reflects the Parties’ good faith estimate as to the Seller Services required by the Buyer for the first full year following the Effective Date of this Services Agreement. Following the first anniversary of the Effective Date, the Buyer and the Seller shall meet periodically to review the Buyer’s forecasted need for the Seller Services and work together in good faith to modify the scope of the Seller Services provided hereunder, including, without limitation, by (i) terminating specific Seller Services in accordance with the provisions of Section 6.2(d) hereof, (ii) adding Additional Services in accordance with the provisions of Section 1.1(c) hereof, and/or (iii) adjusting the fees for the Seller Services in accordance with the provisions of Section 2.3 hereof.

Section 1.2    Services Provided Under Lease. The Seller and the Buyer each have executed a lease (as the context may require, the “Seller Lease” or the “Buyer Lease”) directly with SPI-Trust (the “Landlord”). As part of such lease arrangement and with respect to the property subject thereto, the Seller is required to (a) pay the real estate taxes and assessments (the “Real Estate Taxes”) to the appropriate taxing authority, (b) perform repairs and maintenance (“R&M Costs”) at its cost, (c) perform certain other tenant obligations under Section 5 and Section 13 of the Seller Lease, as such obligations pertain to the Buyer’s premises under the Buyer Lease (the “Lease Obligations”) at its cost, (d) obtain and pay for all utilities (“Utilities”), and (e) pay property and casualty insurance premiums and any out-of-pocket costs for casualty losses (“Insurance Costs” and together with the Real Estate Taxes, the Lease Obligations, R&M Costs, and Utilities, the “Lease Costs”). Buyer hereby agrees that until the earlier of (i) the termination or expiration of the Seller Lease and (ii) the termination or expiration of the Buyer Lease (such earlier date, the “Outside Termination Date”), the Seller shall invoice the Buyer for the Buyer’s portion of all Lease Costs, as determined in accordance with Section 2.1(b) hereof, and, subject to the Landlord’s demand that such amount be paid directly to the Landlord, the Buyer agrees to remit such amounts to the Seller within thirty (30) days of such invoice. The Seller and the Buyer shall cooperate on obtaining separate metering for all Utilities. In addition to the foregoing, the Seller agrees to provide those additional Seller Services pertaining to the Buyer’s premises under the Buyer Lease and set forth on Exhibit A-1 attached hereto (such specific Seller Services, the “Access Services”) until the Outside Termination Date.

Section 1.3    Service Coordinators. Each of the Seller and the Buyer shall nominate a representative to act as the primary contact person with respect to the provision of the Seller Services (the “Service Coordinators”). The initial Service Coordinator of the Seller shall be Rodger LaFavre, and the initial Service Coordinator of the Buyer shall be Eric Tobin. Each Party may, in its sole discretion, change its Service Coordinator from time to time by providing written notice to the other Party of such change and the relevant contact information for such new Service Coordinator at least five (5) Business Days prior to such change taking effect. The Service Coordinators shall be the principal points of contact for the Parties for all matters relating to the Seller Services.

Section 1.4    Quality of Services.

(a)    The Seller represents that the Seller Services will be performed in a timely, efficient, workmanlike and commercially reasonable manner in all material respects and in a fashion intended to support the Business as the Business was conducted immediately prior to the Closing, and, with respect to specific Seller Services, in accordance with the standards, if any, set forth in Exhibit A. The Seller Services will be provided by the Seller at the same level of service, with the same degree of care (which in no event may be less than reasonable care), with similar response times, to the same extent, and in a manner similar in all material respects to the manner in which such Seller Services historically have been provided to or by the Business, unless a higher standard for any particular Seller Service is set forth in Exhibit A, or otherwise mutually agreed to by the Parties in writing.

(b)    The Seller may, upon the written consent of the Buyer, arrange for a third party service provider to provide any of the Seller Services that are provided by the Seller as of the date hereof; provided, however, that the Seller Services provided by such third party service provider shall be provided by the third party service provider at the same general level of service, with the same degree of care (which in no event may be less than reasonable care), with similar response times, to the same extent, and in a manner similar in all material respects to the manner in which such Seller Services historically have been provided to or by the Business, unless a higher standard for any particular Seller Service is set forth in Exhibit A, or otherwise mutually agreed to by the Parties in writing. No consent of the Buyer for the use of a third party service provider shall be required where the Seller currently, as of the date hereof, utilizes such third party for performance of services for the Seller’s own business. The Seller shall remain liable for the proper performance of all such third parties engaged by the Seller to provide the Seller Services. To the extent reasonably practicable, the Seller agrees to pass through to the Buyer any warranties provided by any such third party or any subcontractor employed to provide the Seller Services.

Section 1.5    Limitation on Authority.

(a)    The Seller will have no responsibility or authority under this Services Agreement, directly or indirectly, with respect to the operation or management of the Buyer’s business or operations.

(b)    The Seller’s and the Buyer’s relationship established by this Services Agreement is that of independent contractors and nothing contained herein shall be construed to make the Parties agents, principals, partners, members or joint venturers of or with one another, or create any fiduciary duty of any Party to the other. No Party has any authority to act for, or on behalf of, the other Party in any manner, except as set forth in this Services Agreement. Persons retained by one Party as employees or agents will not by reason thereof be deemed to be employees or agents of the other Party. Such employees and representatives will be under the direction, control and supervision of their employer (or its Affiliates), and not of the other Party.

Section 1.6    Buyer Services. During the term of this Services Agreement, the Buyer shall, upon the reasonable request of the Seller, provide the Seller with hazardous waste water services,

and the Seller shall reimburse the Buyer, within thirty (30) days after the date of an invoice therefor, for its reasonable cost therefor, including all reasonable and documented out-of-pocket costs and expenses associated therewith. The Buyer shall provide such services on terms and conditions mutually agreeable to the Parties. Notwithstanding the foregoing, if the Buyer shall, at any time prior to the expiration of this Services Agreement, cease to perform such hazardous waste water services in connection with its own business, the Buyer shall have no further obligation to provide such services to the Seller hereunder.

ARTICLE II
FEES

Section 2.1    Fees and Expenses.

(a)    In consideration of the Seller Services provided hereunder, the Buyer shall (i) pay the Seller the hourly fees for the Seller Services set forth on Exhibit A attached hereto (the “Hourly Fees”), and (b) reimburse the Seller for its reasonable and documented out-of-pocket costs and expenses incurred in connection with providing the Seller Services (the “Expenses,” and together with the Hourly Fees, the “Fees”). The Hourly Rates for the Seller Services are reflected in the Fees set forth on Exhibit A. The Seller shall render invoices for Fees incurred on or about the fifteenth (15th) day of the month that immediately follows the month in which the applicable Seller Services are provided. Invoices shall be payable within thirty (30) days after the date of the invoice.

(b)    The Expenses and Lease Costs shall be allocated to the Seller either (i) on an allocated basis in the manner, and for those items, set forth on Exhibit C or (ii) on a direct bill basis for those items listed on Exhibit D. The Seller and the Buyer agree to review in good faith such Exhibits and make any appropriate revisions for (1) additional or different items as may be necessary in the provision of services, or (2) any updated methods for, or calculations of, the allocation of costs of service.

Section 2.2    Target Fees. The hourly rates set forth on Exhibit A as of the Closing Date shall be binding on both the Buyer and the Seller for one (1) year following the Effective Date of this Services Agreement. It is the intent of the Parties that such the aggregate Fees shall equal Five Hundred Thousand ($500,000) during the first year of this Services Agreement (the “Target Amount”), but the Parties acknowledge and agree that the Seller shall invoice the Buyer only for Fees actually incurred based upon the time spent by the Seller providing the Seller Services. Therefore, beginning on the date six (6) months after the Effective Date of this Services Agreement, the Parties shall meet periodically to compare the actual Fees invoiced and/or paid to date by the Buyer for the Seller Services to the Target Amount. In the event that, the Parties determine that the projected Fees during the first year of the Services Agreement shall amount to less than, or more than, the Target Amount, the Parties will work together in good faith to determine what actions should be taken to meet such Target Amount. Notwithstanding the foregoing, the Buyer shall in all cases only be responsible to pay the Seller for Fees actually incurred based upon the time spent by the Seller providing the Seller Services hereunder.

Section 2.3    Fees for Remainder of Term. Following the first anniversary of the Effective Date of this Services Agreement, in connection with the parties periodic review of Seller Services as contemplated by Section 1.1(c), the Buyer and the Seller also shall work together in good faith to modify the Fees paid for the Seller Services hereunder as appropriate to reflect changes in the scope or specifications of the Seller Services provided hereunder (including, without limitation, by adjusting the targeted aggregate Fees and/or the hourly rates charged for specific Seller Services).

Section 2.4    Taxes. The Buyer shall reimburse the Seller for any federal, state or local taxes imposed on the Seller or its Affiliates as a result of the Seller Services, other than taxes on or measured by the income, gross receipts or profits of the Seller or its Affiliates.

Section 2.5    Records and Audits.

(a)    Records. The Seller shall maintain (and, as applicable, cause its Affiliates to maintain) accurate and complete records regarding their activities relating to this Services Agreement and the means of calculating the amounts billed to the Buyer hereunder. Such books and records shall, at all times, be kept in a manner consistent with such Party’s historical practices prior to the Closing and, in any event, in accordance with good administrative and secretarial practice and generally accepted accounting principles. Each Party shall retain (and, as applicable, cause its Affiliates to retain) all such records until the date that is one (1) year after any termination or expiration of this Services Agreement.

(b)    Audits. Upon five (5) business days’ notice to the Seller, the Buyer and its designees shall have the right to inspect and audit all the relevant records and books of account of the Seller and its Affiliates to verify the accuracy of all payments made or to be made by the Buyer pursuant to this Article II. Any audit by the Buyer or its designees shall be conducted during regular business hours at the facilities of the Seller, or its Affiliates, as applicable, and in a manner that does not unreasonably interfere with the normal business activities of such Persons. If any audit reveals an overpayment by the Buyer, the Seller will promptly refund to the Buyer the full amount of any overpayment and, if the overpayment exceeds five percent (5%) of the annual budgeted amount for such Seller Services, such overpayment amount shall include interest at the rate of two percent (2%) per annum. Any such audit shall be limited to one (1) occurrence per calendar year.

ARTICLE III
COOPERATION

Section 3.1    Parties’ Efforts.

(a)    The Parties shall use commercially reasonable efforts to cooperate with one another in all matters relating to the provision and use of the Seller Services, including pursuing all consents, licenses or approvals necessary or required to permit each Party to perform its obligations hereunder. The Parties will establish annual budgets for the performance of the Seller Services. Without the Buyer’s written consent, the Seller will not incur expenses for the Seller Services, for which the Buyer or any of its Affiliates is responsible for payment or reimbursement, in excess of those in any agreed budget.

(b)    To the extent that performance of any obligation by a Party is dependent upon action by the other Party or a third party and such other Party or third party fails to act, the obligation of the Party shall be suspended until such time as such other Party or third party acts as required; provided however, that in no event shall the Seller’s obligations be suspended as a result of the failure to act by any third party service provider engaged by the Seller to provide Seller Services hereunder.

ARTICLE IV
LIABILITY

Section 4.1    Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, NEITHER THE SELLER NOR ITS AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, NATURE OR DESCRIPTION WITH RESPECT TO THE SELLER SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE SELLER AND ITS AFFILIATES HEREBY DISCLAIM ANY SUCH WARRANTIES.

Section 4.2    Limitations on Liability.

(a)    NEITHER OF THE PARTIES NOR THEIR AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOSSES ARISING OUT OF OR RELATED TO THIS SERVICES AGREEMENT, EXCEPT FOR ANY SUCH DAMAGES ARISING AS A RESULT OF THE BREACH OF THE TERMS OF THIS SERVICES AGREEMENT, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH PARTY OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE PERFORMANCE OF SUCH PARTY’S OBLIGATIONS HEREUNDER, INCLUDING THE SELLER SERVICES.

(b)    NEITHER OF THE PARTIES NOR THEIR AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT (INCLUDING STRICT LIABILITY) OR OTHERWISE, FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING DAMAGES DUE TO LOSS OF BUSINESS OR PROFITS, ARISING OUT OF OR RELATED TO THIS SERVICES AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE V
INDEMNIFICATION

Section 5.1    Indemnification by the Seller. From and after the Effective Date, the Seller shall indemnify the Buyer Indemnified Parties in respect of, and hold the Buyer Indemnified Parties harmless against, Damages relating to or arising out of the gross negligence or willful misconduct of the Seller or its Affiliates, representatives, independent contractors or service providers in the performance of, or failure to perform under, this Services Agreement.

Section 5.2    Indemnification by the Buyer. From and after the Effective Date, the Buyer shall indemnify the Seller Indemnified Parties in respect of, and hold the Seller Indemnified Parties harmless against, Damages relating to or arising out of the gross negligence or willful misconduct of the Buyer or its Affiliates, representatives, independent contractors or service providers in the performance of, or failure to perform under, this Services Agreement.

ARTICLE VI
TERM; TERMINATION

Section 6.1    Term. Unless terminated earlier in accordance with this Article VI or extended by mutual agreement of the Parties, the term of this Services Agreement shall commence on the Effective Date and continue until September 18, 2016; provided, however, that, solely with respect to the Buyer’s obligation to pay the Lease Costs hereunder and perform the Access Services, this Services Agreement shall continue until the Outside Termination Date.

Section 6.2    Termination.

(a)    This Services Agreement shall terminate automatically in the event that either Party files a voluntary petition for bankruptcy or reorganization, is the subject of an involuntary petition for bankruptcy that is not dismissed within thirty (30) days, has its affairs placed in the hands of a receiver, enters into a composition for the benefit of creditors, or is deemed insolvent by a court of competent jurisdiction.

(b)    Notwithstanding Section 6.1 hereof, upon any Liquidation Event with respect to the Seller, the Buyer may terminate this Services Agreement on ten (10) days’ written notice to the Seller. For purposes hereof, a “Liquidation Event” shall mean the liquidation, dissolution or winding up of the Seller, including, without limitation (i) a sale, conveyance, or other disposition or exclusive license of all or substantially all of the Seller’s assets or business, or (ii) a merger or consolidation of the Seller with or into any other entity; but excluding (A) a consolidation with the Seller’s wholly-owned subsidiary or parent, (B) a merger effected exclusively to change the Seller’s domicile, (C) a merger or sale of the Seller’s assets in which the holders of common stock outstanding immediately prior to such merger or sale of assets hold, in substantially similar proportions, more than fifty percent (50%) of the voting power of the equity securities of the surviving entity or transferee, in either case as of immediately after such merger or sale of assets (as applicable), or (D) an equity financing in which it is the surviving entity.

(c)    Notwithstanding Section 6.1 hereof, either Party may terminate this Services Agreement by providing notice to the other Party in the event that the other Party breaches any material term or condition of this Services Agreement and such Party fails to remedy the breach to the non-breaching Party’s reasonable satisfaction within ten (10) business days after it receives notice of the breach.

(d)    Following the first anniversary of the Effective Date of this Services Agreement, the Buyer may terminate any specific Seller Service provided hereunder on twenty (20) days’ written notice to the Seller. In the event of a termination of specific Seller Services hereunder, this Services Agreement shall remain in full force and effect with respect to the Seller Services which have not been terminated as provided herein. Notwithstanding the foregoing, the Parties hereby acknowledge and agree that so long as the Seller is required to consolidate the results of the Buyer’s operations with those of the Seller in order to comply with accounting requirements of the United States

Securities and Exchange Commission, the Buyer shall not terminate the specific financial and accounting Seller Services provided by the Seller before the end of the term of this Services Agreement, except for terminations pursuant to Section 6.2(a), Section 6.2(b) and Section 6.2(c) hereof; provided, however, that, following the first anniversary of the Effective Date of this Services Agreement, the Parties shall work together in good faith to modify the Fees paid for such financial and accounting Seller Services, as necessary, for the remaining term of the Services Agreement in accordance with Section 2.3 hereof.

Section 6.3    Effect of Termination. Termination of this Services Agreement shall not release either Party from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such termination. Notwithstanding anything to the contrary under this Services Agreement, partial termination by the Buyer pursuant to Section 6.2(d) with respect to a particular Seller Service shall only terminate the provision of such Seller Service or part of such Seller Service and shall have no effect on other Seller Services to be provided by the Seller hereunder. Following any termination of this Services Agreement in whole or in part, each Party will cooperate with the other Party as reasonably necessary to avoid disruption of the ordinary course of the other Party’s business. Section 1.2, Article II, Article IV, Article V, Section 6.3 and Article VII and any other provisions that by their terms survive termination, and any remedies for the breach thereof, shall survive the termination of this Services Agreement.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1    Waiver of Noncompetition Provision. The Buyer hereby waives the non-competition restrictions of the Seller pursuant to Section 6.07 of the Purchase Agreement during the term of this Services Agreement solely to the extent necessary to perform its obligations hereunder.

Section 7.2    Confidentiality. From and after the Closing Date, neither Party, nor any of their respective Affiliates or representatives, shall use, divulge, furnish or make accessible to anyone (other than such other Affiliates, representatives and service providers who are required to know in order to provide the Seller Services hereunder), any proprietary, non-public or other confidential information of the other Party, provided to it by such other Party in connection with the provision of Seller Services hereunder (including, without limitation, any information known to either Party concerning such other Party’s business), except to the extent that disclosure of such information is required by applicable Law (in which case such Party shall use commercially reasonable efforts to advise the other Party prior to making such disclosure to provide such other Party a reasonable opportunity to review the proposed disclosure and to attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information). Each Party shall use its reasonable best efforts to cooperate with the other Party in preserving such proprietary or confidential aspects of such other Party’s business.

Section 7.3    Force Majeure. Except as otherwise provided herein, neither Party shall be liable to the other for any Damages or failure to perform resulting from any act of God, fire, explosion, flood or other natural disaster, actions or impositions by federal, state or local authorities, strike, labor dispute, vandalism, riot, commotion, terrorism, act of public enemies, blockage or embargo or any other cause beyond the reasonable control of such Party. Upon the occurrence of any such event that results in, or will result in, a delay or failure to perform, the Party whose performance is delayed or prevented shall be relieved from fulfilling its obligations under this Services Agreement during the period of such force majeure event and shall promptly provide notice to the other Party of such occurrence. The Party whose performance is affected shall use reasonable business efforts to minimize disruptions in its performance and shall resume full performance of its obligations under this Services Agreement as soon as possible.

Section 7.4    Notices. Any notice, request, or other document to be given hereunder to any party hereto shall be given in the manner specified in the Purchase Agreement. Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto in accordance with the Purchase Agreement.

Section 7.5    Severability. If any provision of this Services Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The Parties agree that the terms and provisions of this Services Agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction any such term or provision is unreasonable in any respect, such court shall have the right, power and authority to excise or modify such term or provision to effectuate the Parties’ intent and to enforce the remainder thereof as so amended.

Section 7.6    Entire Agreement. This Services Agreement (including the Exhibits hereto), together with the Purchase Agreement and the agreements to be executed in connection herewith and therewith, sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof.

Section 7.7    Succession and Assignment. This Services Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their permitted successors and assigns. This Services Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (iii) assign any or all of its rights and interest hereunder to a purchaser or assignee of all or substantially all of Buyer’s assets or business.

Section 7.8    No Third Party Beneficiaries. This Services Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 7.9    Amendments and Waivers. No amendment, modification, or waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. No waiver by any Party of a breach of or a default under any of provision of this Services Agreement shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No failure or delay by any Party to enforce any provision of this Services Agreement or to exercise any right or privilege hereunder shall constitute a waiver of such right or privilege.

Section 7.10    Governing Law.

(a)    This Services Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the Commonwealth of Massachusetts.

(b)    All judicial proceedings brought against any Party arising out of or relating to this Services Agreement, or any obligations hereunder, may be brought in any state court of competent jurisdiction in the Commonwealth of Massachusetts, or any federal court of competent jurisdiction in the Commonwealth of Massachusetts. By executing and delivering this Services Agreement, each Party, for itself and in connection with its properties, irrevocably (i) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts, (ii) waives any defense of forum non coveniens, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at its address provided in accordance with Section 7.4 hereof or other address in the possession of the sending Party, (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect and (v) agrees that the rights to serve process and bring proceedings provided above shall be in addition to any other rights to serve process in any other manner permitted by Law and to bring proceedings in the courts of any other jurisdiction.

Section 7.11    Waiver of Trial By Jury. EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY AND REPRESENTS TO THE OTHER THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHT TO TRIAL BY JURY AFTER CONSULTATION WITH SUCH COUNSEL.

Section 7.12    Counterparts and Facsimile Signature. This Services Agreement may be executed by facsimile or other electronically-scanned signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Section 7.13    Headings. The section headings contained in this Services Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Services Agreement.

Section 7.14    Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Services Agreement. In the event an ambiguity or question of intent or interpretation arises, this Services Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Services Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Shared Services Agreement as of the day and year first above written.

SELLER:    SPIRE CORPORATION

By:     /s/ Rodger W. LaFavre
Name:     Rodger W. LaFavre
Title:     Chief Operating Officer

BUYER:    N2 BIOMEDICAL LLC

By:      /s/ Mark C. Little
Name:    Mark C. Little
Title:    Chief Executive Officer

EXHIBIT INDEX

Exhibit A    Seller Services

Exhibit A-1    Access Services

Exhibit B    First Year Estimates

Exhibit C    Allocable Costs

Exhibit D    Directly Billed Costs